CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-234869 on Form S-3 of our report dated March 15, 2019 (June 17, 2019 as to Notes 3 and 19 to the consolidated financial statements for the change in segment reporting), relating to the consolidated financial statements and financial statement schedule of Sorrento Therapeutics, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern), and our report dated March 15, 2019 relating to the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in the Company’s Current Report on Form 8-K dated June 17, 2019 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Diego, CA
January 7, 2020